Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-201866) of SeaChange International, Inc.; and

2)	Registration Statement (Form S-8 Nos. 333-128987, 333-147970, 333-175707, 333-201867, 333-210716, and 333-220912) of SeaChange International, Inc.,

of our report dated April 20, 2020, with respect to our audit of the consolidated financial statements of SeaChange International, Inc. as of January 31, 2020 and for the year ended January 31, 2020 and our report dated April 20, 2020 with respect to our audit of the effectiveness of internal control over financial reporting of SeaChange International, Inc. as of January 31, 2020, which reports are included in this Annual Report on Form 10-K of SeaChange International, Inc. for the year ended January 31, 2020.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

April 20, 2020